Exhibit 99.1

Chevron Corporation
Policy, Government and Public Affairs
Post Office Box 6078
San Ramon, CA 94583-0778
www.chevron.com
NEWS RELEASE
EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CHEVRON ISSUES INTERIM UPDATE FOR FIRST QUARTER 2007
          SAN RAMON, Calif., April 10, 2007 — Chevron Corporation (NYSE: CVX) today issued its interim update for the first quarter of 2007. Relative to fourth quarter earnings, the company expects results in the first quarter to benefit from a gain on the sale of the company’s interest in manufacturing assets in the Netherlands, partially offset by the effects of lower refinery utilization attributable to downtime on the U.S. West Coast and lower prices for crude oil and natural gas liquids on Upstream.
          The interim update contains certain industry and company operating data for the first quarter. The production volumes, realizations, margins, and other identified items in the report are based on a portion of the quarter and are not necessarily indicative of Chevron’s quarterly results to be reported on April 27, 2007. The reader should not place undue reliance on this data.
          Unless noted otherwise, all commentary is based on two months of the first quarter 2007 versus full fourth quarter 2006 results.
EXPLORATION AND PRODUCTION
          The table that follows includes information on production and price indicators for crude oil and natural gas for specific markets. Actual realizations may vary from indicative pricing due to quality and location differentials and the effect of pricing lags. International results are driven by actual liftings, which may differ from production due to the timing of cargoes and other factors.
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		2006				2007
						1Q through	1Q through
		1Q	2Q	3Q	4Q	February	March

U.S. Upstream
Net Production:
Liquids	MBD	453	463	464	466	458	n/a
Natural Gas	MMCFD	1,782	1,832	1,846	1,782	1,689	n/a
BOE	MBOED	750	768	772	763	740	n/a

Pricing:
Avg. WTI Spot Price	$/Bbl	63.35	70.57	70.56	59.98	56.69	58.09
Avg. Midway Sunset Posted Price	$/Bbl	51.28	58.71	59.08	48.20	45.66	47.08

Nat. Gas-Henry Hub. “Bid Week” Avg.	$/MCF	8.99	6.81	6.58	6.56	6.41	6.80
Nat. Gas-CA Border “Bid Week” Avg.	$/MCF	7.77	5.65	6.09	5.82	6.45	6.66
Nat. Gas-Rocky Mountain “Bid Week” Avg.	$/MCF	7.17	5.26	5.31	4.67	5.08	5.40

Average Realizations:
Crude	$/Bbl	54.99	62.30	63.98	52.98	50.33	n/a
Liquids	$/Bbl	53.45	60.07	61.99	51.06	48.80	n/a
Natural Gas	$/MCF	7.46	5.89	5.93	5.90	6.16	n/a

Exploration Expense	$MM, B/T	106	86	76	163	n/a	n/a

International Upstream
Net Production:
Liquids	MBD	1,228	1,239	1,267	1,346	1,314	n/a
Other Produced Volumes	MBD	138	123	141	35	31	n/a

Total	MBD	1,366	1,362	1,408	1,381	1,345	n/a

Natural Gas	MMCFD	3,165	3,234	3,119	3,067	3,156	n/a
BOE — incl. Other Produced Volumes	MBOED	1,894	1,901	1,928	1,892	1,871	n/a

Pricing:
Avg. Brent Spot Price	$/Bbl	61.88	69.39	69.72	59.44	55.79	58.26

Average Realizations:
Liquids	$/Bbl	55.13	62.24	61.90	51.77	49.05	n/a
Natural Gas	$/MCF	3.78	3.82	3.66	3.67	3.93	n/a

Exploration Expense	$MM, B/T	162	179	208	384	n/a	n/a
          Combined U.S. liquids and natural gas production declined 3 percent from the fourth quarter due to third-party pipeline downtime affecting the Gulf of Mexico and San Joaquin Valley regions. Combined international liquids and natural gas production was down 1 percent from the fourth quarter.
          U.S. crude realizations decreased by $2.65 per barrel — in line with the 5 percent decrease in WTI and California heavy crude prices. International liquids realizations declined $2.72 per barrel, less than the decrease in Brent spot prices due to country mix effects. Benchmark pricing partially recovered in March worldwide.
          U.S. natural gas realizations increased $0.26 per thousand cubic feet — more than a composite of bid-week price changes for Henry Hub, Rocky Mountain and California border, due to the mix of production in the various regions and spot sales.
REFINING AND MARKETING
          The table that follows includes industry benchmark indicators for refining and marketing margins. Actual margins realized by the company may differ significantly due to location and product mix effects, planned and unplanned shutdown activity and other company-specific and operational factors.
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		2006				2007
						1Q through	1Q through
		1Q	2Q	3Q	4Q	February	March

Downstream
Market Indicators	$/Bbl

Refining Margins
USWC — ANS 5-3-1-1		18.32	29.06	19.36	20.55	23.65	26.69
USGC LHD — Avg of Mogas + Dist, less Fuel Oil		25.56	37.04	34.10	27.58	26.08	28.85
Singapore — Dubai 3-1-1-1		4.21	8.77	4.07	1.96	5.10	5.79
N.W. Europe — Brent 3-1-1-1		0.12	1.65	(0.22)	(2.06)	(0.80)	(0.53)

Marketing Margins
U.S. West — LA Mogas DTW to Spot		1.11	1.65	11.08	4.32	4.08	2.63
U.S. East — Houston Mogas Rack to Spot		2.02	4.96	7.31	4.64	5.88	5.21
Asia-Pacific / Middle East / Africa		4.16	3.27	4.42	5.91	4.72	n/a
United Kingdom		3.95	5.70	7.31	4.89	4.00	n/a
Latin America		6.21	5.28	5.92	5.84	5.99	n/a

Actual Volumes:
U.S. Refinery Input	MBD	939	935	967	916	733	n/a
Int’l Refinery Input	MBD	1,082	1,063	1,055	987	1,085	n/a
U.S. Branded Mogas Sales	MBD	595	613	625	622	609	n/a
Footnote
Effective April 1, 2006, the company adopted a new accounting standard, Emerging Issues Task Force (EITF) Issue No. 04-13, “Accounting for Purchases and Sales of Inventory with the Same Counterparty” and reported prospectively the net effect of buy/sell transactions that fall within the scope of this statement on its Consolidated Statement of Income as “Purchased crude oil and products.” This accounting change had no effect on Chevron’s reported net income but resulted in a reduction in reported “Sales and other operating revenues” and refined products sales volumes.
          U.S. refinery crude-input volumes declined 20 percent due to downtime at the company’s Richmond, California, refinery. During the quarter, the refinery crude unit underwent a planned turnaround, which was extended by repairs associated with a fire that occurred as the unit was being brought down. The crude unit was out of service from mid-January through the remainder of the quarter. Outside the United States, refinery input volumes increased, as the fourth quarter’s planned downtime at the Pembroke Refinery was completed.
          The U.S. West Coast industry refining indicator improved by about $6 per barrel during the three months of the first quarter; however, the company will not fully benefit from the increase because of the downtime at the Richmond Refinery. The U.S. Gulf Coast light-heavy-differential marker averaged about $1.25 per barrel higher in the full first quarter. Outside the United States, benchmark refining margins were also higher; however, for the first two months of the quarter, actual refining margins realized were lower than indicator margins.
          During the full first quarter, the Los Angeles mogas marketing margin indicators declined by about $1.70 per barrel, while the Houston mogas indicator rose by about $0.60 per barrel. For the first two months of the quarter, actual marketing margins realized in the United States were lower than indicator margins reflecting different product and location mix effects. Internationally, indicative marketing margins were generally weaker, except in Latin America.
          On March 31, the company completed the sale of its 31 percent interest in the Nerefco Refinery in the Netherlands. First quarter results are expected to include an after-tax gain of approximately $700 million.
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CHEMICALS

		2006				2007
						1Q through	1Q through
		1Q	2Q	3Q	4Q	February	March

Chemicals Source: CMAI	Cents/lb
Ethylene Industry Cash Margin		20.82	14.22	17.02	16.12	11.77	11.26
HDPE Industry Contract Sales Margin		15.04	12.16	12.88	11.99	12.33	13.47
Styrene Industry Contract Sales Margin		12.31	11.73	11.24	11.51	11.20	10.91
Footnote
Prices, economics and views expressed by CMAI are strictly the opinion of CMAI and Purvin & Gertz and are based on information collected within the public sector and on assessments by CMAI and Purvin & Gertz staff utilizing reasonable care consistent with normal industry practice. CMAI and Purvin & Gertz make no guarantee or warranty and assume no liability as to their use.
          In the Chemicals segment, industry indicator margins were mixed relative to the fourth quarter.
ALL OTHER
          The company’s standard guidance for quarterly net after-tax charges related to corporate and other activities, excluding the company’s equity share of Dynegy’s results and Dynegy-related effects, is between $160 million and $200 million. Due to the potential for irregularly occurring accruals related to tax items, pension settlements, and other corporate items, actual results may differ.
          For the first quarter, favorable tax-related effects at the corporate level are expected to substantially offset corporate charges for the period.
MISCELLANEOUS

		2006				2007
						1Q through	1Q through
		1Q	2Q	3Q	4Q	February	March

Other Items
Foreign exchange effects	$MM, A/T	(108)	(56)	(111)	56	(51)	n/a
          Foreign exchange effects for the first two months of the first quarter were negative at ($51) million, reflecting a weakening of the U.S. dollar. A further negative effect is expected in March. Foreign exchange effects are reported in the segment results.
Cautionary Statement Relevant To Forward-Looking Information For The Purpose Of “Safe Harbor’’ Provisions Of The Private Securities Litigation Reform Act Of 1995
This Interim Update contains forward-looking statements that are based on management’s current expectations, estimates and projections. These statements are subject to certain risks, uncertainties and other factors. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates” and similar expressions are intended to identify such forward-looking statements. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Among the factors that could cause actual results to differ materially are the effects on the company’s earnings from changes in prices of and demand for crude oil and natural gas; timing of exploration expenses; potential failure to achieve expected production from existing and future oil and gas development projects; potential disruption or interruption of the company’s production or manufacturing facilities due to war, accidents, political events, civil unrest and severe weather; gains or losses from asset dispositions or impairments; and foreign currency movements compared with the U.S. dollar, and the factors set forth under the heading “Risk Factors” on pages 31 and 32 of the company’s 2006 Annual Report on Form 10-K. Unless legally required, Chevron undertakes no obligation to update publicly the information contained in this Interim Update.